Exhibit 16.1

AGREEMENT

AGREEMENT entered into as of December 5, 2006 by and between FMS Group, Inc., a Delaware corporation (“Newco”) and NeoMedia Technologies, a Delaware corporation “NeoMedia”). NeoMedia and Newco are referred to collectively herein as the “Parties.”

RECITALS:

A.    NeoMedia owns all of the issued and outstanding shares of capital stock of Mobot, Inc., a Delaware corporation (formerly known as Mobot Acquisition, Inc.) (“Mobot”).

B.    Contemporaneously with the execution and delivery of this Agreement, the Former Mobot Shareholders (as defined below) have contributed to Newco 16,931,493 shares of common stock, $.01 par value, of NeoMedia and certain rights of such persons against NeoMedia under the Merger Agreement described below, in exchange for which Newco has issued to such persons an aggregate of 82,000 shares of common stock, $0.01 par value per share, of Newco.

C.    Subject to the terms and conditions hereof, NeoMedia desires to contribute to Newco all of the shares of capital stock of Mobot held by NeoMedia in return for an interest in Newco and discharge of such rights, and Newco desires to acquire such shares for the consideration specified herein.

AGREEMENT:

NOW, THEREFORE, in order to consummate said transaction and in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:

SECTION 1.	DEFINITIONS.

“Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

“Applicable Rate” means the corporate base rate of interest publicly announced from time to time by Bank of America plus 1% per annum.

“Base Date” means February 17, 2006, being the date that NeoMedia acquired Mobot in the Prior Transaction; provided that with respect to the activities of Mobot Acquisition, Inc. prior to its merger with Mobot, Inc., “Base Date” means the date of incorporation of Mobot Acquisition, Inc.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Books and Records” means all business records, financial and other books and accounts, tax returns, corporate records and books, copies of agreements and contracts and other written materials relating to Mobot’s assets, business and operations in the possession or under the direct or indirect control of NeoMedia, including without limitation all due diligence and other materials delivered by Mobot (or its predecessors) to NeoMedia in connection with the acquisition of Mobot by NeoMedia.

“Cash Payment” means $66,739.32 to be paid by NeoMedia to Mobot pursuant to Section 7.1.

“Claim Period” means, with respect to any claim based in whole or in part upon a breach of any representation or warranty contained in this Agreement, the period following the Closing that such representation or warranty survives pursuant to Section 8.1, and with respect to any other claim, a period of one (1) year following the Closing.

“Closing” has the meaning set forth in Section 2.3 below.

“Closing Date” has the meaning set forth in Section 2.3 below.

“Code” means the Internal Revenue Code of 1986, as amended.

“Deferred Revenue Amount” has the meaning set forth in Section 4(i)(i).

“Disclosure Schedule” has the meaning set forth in Section 4 below.

“Escrow Agent” means Kirkpatrick & Lockhart Nicholson Graham LLP

“Escrow Agreement” means the Escrow Agreement among NeoMedia, Newco, Mobot and the Escrow Agent in the form of Exhibit A to this Agreement which shall be entered into by such parties in accordance with the terms of this Agreement.

“Escrow Shares” means 12,000 shares of Newco Nonvoting Common Stock (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reclassification of shares or other similar event).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Financial Statement” has the meaning set forth in Section 4(g) below.

“Former Mobot Shareholders” means the shareholders of Old Mobot immediately prior to its merger with Mobot Acquisition, Inc. pursuant to the Merger Agreement.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Indemnified Party” has the meaning set forth in Section 8.4(a) below.

“Indemnifying Party” has the meaning set forth in Section 8.4(a) below.

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“Key Employees” means Russell Gocht, Kevin Wells, Mark Bees, Lauren Bigelow, Thai Tjen, Eric Hedman and any other person working for Mobot who entered into an employment agreement with or is otherwise employed by NeoMedia.

“Knowledge” means actual knowledge after reasonable investigation.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Merger Agreement” means the Merger Agreement dated as of February 9, 2006 by and among NeoMedia, Mobot Acquisition, Inc. and Mobot, Inc.

“Mobot Shares” means all of the issued and outstanding shares of capital stock of Mobot held by NeoMedia.

“Mobot Management” means Russell Gocht.

“Most Recent Balance Sheet” means the balance sheet contained within the Financial Statements.

“Most Recent Fiscal Month End” has the meaning set forth in Section 4(g) below.

“NeoMedia Held Common Shares” means all shares of Newco Nonvoting Common Stock issued by Newco to NeoMedia pursuant to this Agreement, and any shares received in respect thereof in connection with any stock split, stock dividend, recapitalization, reorganization or other similar event.

“NeoMedia Held Newco Shares” means all shares of capital stock of Newco held by or on behalf of NeoMedia, whether presently held or hereafter acquired, including without limitation the shares of Newco Nonvoting Common Stock issued by Newco to NeoMedia pursuant to this Agreement, the shares of Newco Special Preference Stock issued by Newco to NeoMedia pursuant to this Agreement, and any shares received in respect thereof in connection with any stock split, stock dividend, recapitalization, reorganization or other similar event.

“NeoMedia Shares” means 16,931,493 shares of common stock, $.01 par value per share, of NeoMedia held by Newco, as such number of shares may be equitably adjusted by any stock split, stock dividend, combination, recapitalization, reorganization or other similar event, which shares have not been registered under the Securities Act.

“Newco Common Stock” means shares of common stock, $0.01 par value per share, of Newco.

  “Newco Nonvoting Common Stock” means shares of nonvoting common stock, $0.01 par value per share, of Newco.

“Newco Preferred Stock” means shares of preferred stock, $0.01 par value per share, of Newco, which may be issued in one or more series as determined by the Board of Directors of Newco.

“Newco Special Preference Stock” means shares of special preference stock, $0.01 par value per share, of Newco, which class of stock has the rights, rights, preferences, privileges and restrictions set forth in Exhibit B to this Agreement, including a liquidation preference per share equal to $54.00.

“Note” means the promissory note of NeoMedia in favor of Mobot in the original principal amount of Two Hundred Thousand Dollars ($200,000) in the form of Exhibit C to this Agreement, to be delivered by NeoMedia to Mobot pursuant to Section 7.6.

“Old Mobot” means Mobot, Inc., a Delaware corporation, which merger with and into Mobot Acquisition, Inc. pursuant to the Merger Agreement.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Party” has the meaning set forth in the preface above.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Purchase Price Guaranty Obligation” means the obligation of NeoMedia under Section 1.2.4 of the Merger Agreement to compensate the Former Mobot Shareholders in cash for the difference between the price at the time the shares issued to such Former Mobot Shareholders under the Merger Agreement became saleable and $0.3839.

“Prior Transaction” means the acquisition of Mobot by NeoMedia by way of the merger of Mobot, Inc. into Mobot Acquisition, Inc. pursuant to the Merger Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

“Subsidiary” means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 8.4(a) below.

SECTION 2.	CONTRIBUTION OF MOBOT SHARES.

2.1    Contribution of Mobot Shares. Subject to the provisions of this Agreement, at the Closing NeoMedia agrees to contribute, transfer, assign and deliver to Newco and Newco agrees to acquire all of the Mobot Shares.

2.2    Consideration. In consideration for the contribution of the Mobot Shares pursuant to this Agreement, Newco shall (a) issue to NeoMedia (i) 18,000 shares of Newco Nonvoting Common Stock (12,000 shares of which shall be held in escrow as described in Section 2.5 below), and (ii) 16,931 shares of Newco Special Preference Stock, and (b) discharge NeoMedia from the Purchase Price Guaranty Obligation pursuant to Section 6.8 of this agreement.

2.3    Time and Place of Closing. The closing of the transaction provided for in this Agreement (herein called the “Closing”) shall be held at the offices of Van Wert, Zimmer & Conlin, P.C., 245 Winter Street, Waltham, Massachusetts, contemporaneously with the execution and delivery of this Agreement by Newco and NeoMedia. Such date for the Closing is referred to as the “Closing Date”.

2.4    Deliveries at the Closing. At the Closing, (i) NeoMedia will deliver to Newco a stock certificate representing all of the Mobot Shares, endorsed in blank or accompanied by duly executed assignment documents and in proper form for transfer to Newco, (ii) Newco will deliver to NeoMedia a certificate representing 6,000 shares of Newco Nonvoting Common Stock registered in the name of NeoMedia, (iii) Newco will deliver to the Escrow Agent a certificate representing 12,000 shares of Newco Nonvoting Common Stock registered in the name of NeoMedia, (iv) Newco will deliver to NeoMedia a certificate representing 16,931 shares of Newco Special Preference Stock registered in the name of NeoMedia, and (v) NeoMedia and Newco will deliver to each other the various certificates, instruments, and documents referred to in Section 7 below. If NeoMedia is not able to deliver the certificate representing all of the Mobot Shares as described in clause (i) above contemporaneously with the delivery of the other items described in this Section 2.4, the Closing shall not occur and this Agreement shall not be of any force or effect unless and until such certificate is delivered to Newco as described in clause (i) above.

2.5    Escrow. The Escrow Shares shall be held in escrow by the Escrow Agent pursuant to the Escrow Agreement for the purpose of securing the obligations of NeoMedia under the Note. Pursuant to the terms of the Note, NeoMedia has pledged to Mobot and granted Mobot a security interest in all of the Escrow Shares. The Escrow Shares shall be held under the Escrow Agreement as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement. At the option of Mobot, upon default by NeoMedia of any of its obligations under the Note, Mobot shall have the right to direct that such Escrow Shares be transferred to Newco (and NeoMedia shall forfeit all rights thereto) as liquidated damages as provided in the Note, and in such circumstances the Escrow Agent shall deliver the Escrow Shares to Newco as provided in the Escrow Agreement.

SECTION 3.	REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.

3.1    Representations and Warranties of NeoMedia. NeoMedia represents and warrants to Newco that the statements contained in this Section 3.1 are correct and complete.

(a)    Organization. NeoMedia is a corporation duly organized, validly existing, and in good standing under the laws of Delaware.

(b)    Authorization of Transaction. NeoMedia has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of NeoMedia, enforceable in accordance with its terms and conditions. NeoMedia need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or other third party in order to consummate the transactions contemplated by this Agreement.

(c)    Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which NeoMedia is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, give rise to any penalty or other payment obligation, or require any notice, filing, authorization, consent or approval under any agreement, contract, lease, license, instrument, or other arrangement to which NeoMedia is a party or by which it is bound or to which any of its assets is subject.

(d)    Brokers’ Fees. NeoMedia has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Newco or Mobot could become liable or obligated.

(e)    Investment. NeoMedia (i) understands that NeoMedia Held Newco Shares have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring NeoMedia Held Newco Shares solely for its own account for investment purposes, and not with a view to the distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning Newco and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the NeoMedia Held Newco Shares, (v) is able to bear the economic risk and lack of liquidity inherent in holding the NeoMedia Held Newco Shares, and (vi) is an Accredited Investor.

(f)    Dilution. NeoMedia acknowledges that Newco has advised it that Newco will need to raise capital to implement its business plan, that it intends to do so through the sale of shares of capital stock or other securities that may be converted into or exchanged for shares of capital stock, that it intends to issue restricted stock and stock options to persons who become employed by or associated with the Company, and that the sale of such shares of capital stock or other securities and the issuance of such restricted stock and stock options will dilute NeoMedia’s position in Newco. NeoMedia further understands that it has no right to acquire additional shares of capital stock or other securities of Newco.

(g)    Mobot Shares. NeoMedia holds of record and owns beneficially 100 Mobot Shares, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. NeoMedia is not a party to any option, warrant, purchase right, or other contract or commitment that could require NeoMedia to sell, transfer, or otherwise dispose of any capital stock of Mobot (other than this Agreement). NeoMedia is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Mobot.

(h)    Fairness of Transaction. The directors of NeoMedia have carefully considered the transactions contemplated by this Agreement and their impact on NeoMedia and its shareholders and creditors, have consulted with advisors to NeoMedia with respect to the transactions contemplated by this Agreement and considered the opinions of such advisors, and have determined that the transactions contemplated by this Agreement are in the best interest of NeoMedia and its stockholders and creditors and that the consideration to be received by NeoMedia in connection therewith is fair from a financial point of view to NeoMedia and to its stockholders and creditors.

3.2    Representations and Warranties of Newco. Newco represents and warrants to NeoMedia that the statements contained in this Section 3.2 are correct and complete.

(a)    Organization of Newco. Newco is a corporation duly organized, validly existing, and in good standing under the laws of Delaware.

(b)    Authorization of Transaction. Newco has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Newco, enforceable in accordance with its terms and conditions. Newco need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or other third party in order to consummate the transactions contemplated by this Agreement.

(c)    Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Newco is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, give rise to any penalty or other payment obligation, or require any notice, filing, authorization, consent or approval under any agreement, contract, lease, license, instrument, or other arrangement to which Newco is a party or by which it is bound or to which any of its assets is subject.

(d)    Capitalization. Immediately after giving effect to the transactions contemplated by this Agreement, the entire authorized capital stock of Newco will consist of (i) 1,000,000 shares of Newco Common Stock, of which 82,000 shares are issued and outstanding; (ii) 18,000 shares of Newco Nonvoting Common Stock, all of which are issued and outstanding and are held of record by NeoMedia (provided that the Escrow Shares are subject to the terms of the Escrow Agreement); (iii) 500,000 shares of Newco Preferred Stock, no series of which is designated and no shares of which are issued or outstanding; and (d) 16,931 shares of Newco Special Preference Stock, all of which are issued and outstanding and are held of record by NeoMedia. All of the shares of Newco Nonvoting Common Stock and Newco Special Preference Stock issued to NeoMedia under this Agreement have been duly authorized, are validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Newco to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Newco. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Newco except as set forth in this Agreement.

(e)    Assignment of Rights. The Former Mobot Shareholders have contributed and assigned to Newco all of the rights of the Former Mobot Shareholders against NeoMedia in connection with the Purchase Price Guaranty Obligation, and Newco has not further assigned or transferred such rights in any manner and holds such rights as of the date hereof.

(f)    Brokers’ Fees. Newco has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which NeoMedia could become liable or obligated.

SECTION 4.	REPRESENTATIONS AND WARRANTIES CONCERNING MOBOT.

NeoMedia represent and warrant to Newco that the statements contained in this Section 4 are correct and complete, except as set forth in the disclosure schedule delivered by NeoMedia to Newco on the date hereof and initialed by the Parties (the “Disclosure Schedule”). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

(a)    Organization, Qualification, and Corporate Power. Mobot is a corporation duly organized, validly existing, and in good standing under the laws of Delaware. Mobot is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Mobot has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. Section 4(a) of the Disclosure Schedule lists the directors and officers of Mobot. NeoMedia has delivered to Newco correct and complete copies of the charter and bylaws of Mobot (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of Mobot are correct and complete. Mobot is not in default under or in violation of any provision of its charter or bylaws.

(b)    Capitalization. The entire authorized capital stock of Mobot consists of 100 shares of common stock, $0.001 par value per share, all of which shares are issued and outstanding and are held of record by NeoMedia. The Mobot Shares represent all of the issued and outstanding shares of capital stock of Mobot. All of the Mobot Shares have been duly authorized, are validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Mobot to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Mobot. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Mobot.

(c)    Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Mobot is subject or any provision of the charter or bylaws of Mobot or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, give rise to any penalty or other payment obligation, or require any notice, filing, authorization, consent or approval under any agreement, contract, lease, license, instrument, or other arrangement to which Mobot is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Mobot need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or other third party in order for the Parties to consummate the transactions contemplated by this Agreement.

(d)    Brokers’ Fees. Mobot has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or with respect to the Prior Transaction.

(e)    Title to Assets. Mobot has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

(f)    Subsidiaries. Mobot neither controls directly or indirectly nor has any direct or indirect equity participation in any corporation, limited liability company, partnership, trust, or other business association.

(g)    Financial Statements; Net Worth. Included with the Disclosure Schedule are the unaudited balance sheet and statement of income, changes in stockholders’ equity, and cash flow (the “Financial Statements”) as of and for the ten months ended October, 2006 (the “Most Recent Fiscal Month End”) for Mobot. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Mobot as of such date and the results of operations of Mobot for such period, are correct and complete, and are consistent with the books and records of Mobot (which books and records are correct and complete); provided, however, that the Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

(h)    Events Subsequent to NeoMedia’s Acquisition of Mobot. Since the Base Date, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of Mobot. Without limiting the generality of the foregoing, since the Base Date, except for matters that have been expressly approved by Mobot Management (or in the case of item (xiv) below, as to which Mobot Management has Knowledge):

(i)    Mobot has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(ii)    Mobot has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $1,000 or outside the Ordinary Course of Business;

(iii)    no party (including Mobot) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $1,000 to which Mobot is a party or by which it is bound;

(iv)    Mobot has not imposed any Security Interest upon any of its assets, tangible or intangible;

(v)    Mobot has not made any capital expenditure (or series of related capital expenditures) either involving more than $1,000 or outside the Ordinary Course of Business;

(vi)    Mobot has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $1,000 or outside the Ordinary Course of Business;

(vii)    Mobot has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

(viii)    Mobot has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(ix)    Mobot has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $1,000 or outside the Ordinary Course of Business;

(x)    Mobot has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(xi)    there has been no change made or authorized in the charter or bylaws of Mobot;

(xii)    Mobot has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock, and there has been no transfer of any of the capital stock of Mobot;

(xiii)    Mobot has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(xiv)    Mobot has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

(xv)    Mobot has not made any loan to, or entered into any other transaction with, any of employees outside the Ordinary Course of Business or with any of its officers or directors, whether within or outside of the Ordinary Course of Business;

(xvi)    Mobot has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(xvii)    Mobot has not granted any increase in the base compensation of any of its employees outside the Ordinary Course of Business or paid any compensation to any of its officers or directors, whether within or outside of the Ordinary Course of Business;

(xviii)    Mobot has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

(xix)    Mobot has not made any other change in employment terms for any of its employees outside the Ordinary Course of Business or for any of its officers or directors, whether within or outside of the Ordinary Course of Business;

(xx)    Mobot has not made or pledged to make any charitable or other capital contribution except as reflected on the face of the Financial Statements;

(xxi)    there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving Mobot; and

(xxii)    Mobot has not committed to any of the foregoing.

(i)    Financial Condition.

(i)    As of the date hereof, Mobot has deferred revenue that will be recognized as revenue after the date hereof in the amount of $244,000 (the “Deferred Revenue Amount”). As of the date hereof, but without giving effect to the Cash Payment and the Note, and assuming for this purpose that the Deferred Revenue Amount were a current asset, Mobot’s assets exceed its liabilities and its current assets exceed its current liabilities. After giving effect to the Cash Payment and the Note, and assuming for this purpose that the Deferred Revenue Amount were a current asset, Mobot’s assets exceed its liabilities and its current assets exceed its current liabilities, in each case by at least the sum of (x) the amount of the Cash Payment, plus (y) $200,000.

(ii)    All accounts receivable of Mobot shown on the Most Recent Balance Sheet or arising in the Ordinary Course of Business since the date of the Most Recent Balance Sheet are valid and collectible (except to the extent that such accounts receivable cause the current assets of Mobot to exceed its current liabilities as of the date hereof, without giving effect to the Cash Payment and the Note).

(iii)    All accounts payable of Mobot arising on or before November 30, 2006 have been paid in full.

(iv)    Mobot has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability) with respect to any matter, cause or thing arising or occurring from or after the Base Date, except for (A) Liabilities set forth on the face of the Most Recent Balance Sheet and (B) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any borrowing of money, breach of contract, breach of warranty, tort, infringement, or violation of law).

(j)    Legal Compliance. Since the Base Date, Mobot has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

(k)    Tax Matters.

(i)    Mobot has filed all Tax Returns that it was required to file since the Base Date. All such Tax Returns were correct and complete in all respects. All Taxes owed by Mobot (whether or not shown on any Tax Return) have been paid. Mobot currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has been made since the Base Date by an authority in a jurisdiction where Mobot does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any assets of Mobot that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii)    Mobot has withheld and paid all Taxes required to have been withheld and paid since the Base Date in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(iii)    There is no dispute or claim concerning any Tax Liability of Mobot either (A) claimed or raised by any authority in writing since the Base Date or (B) as to which any of NeoMedia and the directors and officers (other than Mobot Management) of Mobot has Knowledge based upon personal contact with any agent of such authority. NeoMedia has delivered to Newco correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Mobot since the Base Date.

(iv)    Since the Base Date, Mobot has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v)    Mobot is not a party to any Tax allocation or sharing agreement. Mobot has not been a member of an Affiliated Group filing a consolidated federal income Tax Return, and in particular Mobot has not been a member of an Affiliated Group filing a consolidated federal income Tax Return the common parent of which is NeoMedia.

(vi)    Section 4(k) of the Disclosure Schedule sets forth the following information with respect to Mobot as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (A) the basis of Mobot in its assets; and (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to Mobot.

(vii)    The unpaid Taxes of Mobot (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Mobot in filing its Tax Returns.

(viii)    Mobot has no liability for the Taxes of any Person other than Mobot (A) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), (B) as a transferee or successor, (C) by contract, or (D) otherwise.

(l)    Real Property. Mobot owns no real property.

(m)    Intellectual Property.

(i)    Mobot owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the businesses of Mobot as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by Mobot immediately prior to the Closing hereunder will be owned or available for use by Mobot on identical terms and conditions immediately subsequent to the Closing hereunder. Since the Base Date, Mobot has not assigned, transferred or licensed any of its Intellectual Property, except pursuant to agreements executed on behalf of Mobot by Mobot Management. Since the Base Date, Mobot has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

(ii)    Mobot has not interfered with, infringed upon, or otherwise come into conflict with, and continued use by Mobot of its Intellectual Property in the businesses of Mobot as presently conducted and as presently proposed to be conducted does not and will not interfere with, infringe upon, or otherwise conflict with, any Intellectual Property rights of NeoMedia or any other Subsidiary or Affiliate of NeoMedia.

(iii)    Neither NeoMedia nor any of the directors and officers (and employees with responsibility for Intellectual Property matters) of NeoMedia and its Subsidiaries and Affiliates (other than Mobot Management) has ever received any charge, complaint, claim, demand, or notice alleging that Mobot has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any third party (including any claim that Mobot must license or refrain from using any Intellectual Property rights of any third party).

(p)    Contracts. Except as disclosed on Section 4(p) of the Disclosure Schedule, since the Base Date, Mobot has not entered into any contract or other agreement, except for contracts or agreements executed on behalf of Mobot by Mobot Management. NeoMedia has delivered to Newco a correct and complete copy of each written agreement listed in Section 4(p) of the Disclosure Schedule (as amended to date). With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

(q)    Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Mobot.

(r)    Litigation. Section 4(r) of the Disclosure Schedule sets forth each instance in which Mobot (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of NeoMedia or any of the directors and officers of Mobot (other than Mobot Management), is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 4(r) of the Disclosure Schedule could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of Mobot.

(s)    Employee Benefits. All premiums or other payments for all periods from the Base Date until the Closing Date have been paid with respect to each Employee Benefit Plan that Mobot maintains or to which Mobot contributes, or under or with respect to which Mobot could have any Liability. Mobot has no Liability under any Employee Benefit Plan.

(t)    Guaranties. Mobot is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

(u)    Certain Business Relationships with Mobot. Since the Base Date, and except as disclosed on Section 4(u) of the Disclosure Schedule, none of NeoMedia and its Subsidiaries and Affiliates has been involved in any business arrangement or relationship with Mobot, and none of NeoMedia and its Subsidiaries and Affiliates owns or controls any asset, tangible or intangible, which is used in the business of Mobot.

(v)    Disclosure. The representations and warranties contained in this Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

SECTION 5.	RESTRICTIONS APPLICABLE TO NEOMEDIA HELD MOBOT SHARES

5.1    Restrictions on Transfer. NeoMedia may not sell, assign, transfer, exchange or otherwise dispose of any NeoMedia Held Newco Shares or any interest therein now held or hereafter acquired by it, except as expressly approved in writing by Newco, and any attempt by NeoMedia to do so without such approval shall be void and of no effect. In addition to any other legal or equitable remedies which Newco may have in the event of such an attempted transfer, Newco may enforce its rights by action for specific performance (to the extent permitted by law) and may refuse to recognize any transferee as one of Newco’s stockholders for any purpose.

5.2    Improper Transfers.

(a)    Transfers in Violation of Agreement. If any transfer of NeoMedia Held Newco Shares is made or attempted contrary to the provisions of this Agreement, Newco shall have the right to purchase all of the NeoMedia Held Newco Shares from NeoMedia or its purported transferee at any time before or after any transfer or attempted transfer, at the price and on the terms hereinafter provided.

(b)    Transfers by Operation of Law. In the event that NeoMedia either (i) files a voluntary petition under any bankruptcy or insolvency law, or a petition for the appointment of a receiver or makes an assignment for the benefit or creditors, or (ii) is subjected involuntarily to such a petition or assignment or to an attachment or other legal or equitable interest with respect to NeoMedia Held Newco Shares, and such involuntary petition or assignment or attachment is not discharged within ninety (90) days after its date, or (c) is subject to a transfer of NeoMedia Held Newco Shares by operation of law, Newco shall have the right to purchase all of the NeoMedia Held Newco Shares from NeoMedia, at the price and on the terms hereinafter provided.

(c)    Purchase Price of Stock. The purchase price per share of NeoMedia Held Newco Shares that Newco purchases under this Section 5.2 shall be equal to $0.01 per share (subject to equitable adjustment in the event of any stock split, stock dividend, combination, recapitalization, reorganization or other similar event).

(d)    Tenders. All NeoMedia Held Newco Shares that Newco elects to purchase under this Section 5.2 shall be tendered to Newco (or to one or more substitute purchasers designated by it) at the principal office of Newco at a reasonable date and time specified by Newco, by delivery of the certificate or certificates representing such shares, endorsed in blank and in proper form for transfer against payment of the purchase price in cash or by check. In the event NeoMedia shall for any reason fail to tender such certificate or certificates, Newco may, upon delivery to NeoMedia of the full purchase price for the NeoMedia Held Newco Shares represented by such certificate or certificates, cancel such certificate or certificates, whereupon NeoMedia shall cease to be the owner of the shares represented by such certificate or certificates for all purposes.

5.3    Voting. With respect to all matters relative to Newco as to which NeoMedia shall have a right to vote under Delaware law or otherwise (notwithstanding that the NeoMedia Held Newco Shares are non-voting), whether at a meeting of stockholders or by written consent of stockholders in lieu of a meeting or otherwise, NeoMedia shall vote all securities of Newco over which NeoMedia has voting control (including without limitation the NeoMedia Held Newco Shares to the extent that they are entitled to vote) in the manner directed by the board of directors of Newco, and NeoMedia shall take all other reasonably necessary or desirable actions within its control (including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), to vote all such securities in such manner.

5.4    Repurchase Right of NeoMedia Held Common Shares.

(a)    At any time and from time to time, Newco, at its sole election, shall have the right to purchase from NeoMedia (and NeoMedia shall have the obligation to sell to Newco), all of any part of the NeoMedia Held Common Shares as specified by Newco, on the terms and conditions described in this Section 5.4. Newco shall deliver written notice of such election to NeoMedia specifying the number of NeoMedia Held Common Shares that Newco so elects to purchase.

(b)    The purchase price of any NeoMedia Held Common Shares which Newco elects to purchase under this Section 5.4 shall be the fair market value of such NeoMedia Held Common Shares. The determination of the Board of Directors of Newco as to such purchase price under this Section 5.4 shall be conclusive and binding on all persons unless objected to in writing by NeoMedia within fifteen (15) days after notice to NeoMedia of such determination. In the event such objection is duly made, or if the Board of Directors fails to make a determination within thirty (30) days after an election to purchase is made by Newco, such purchase price shall be determined by arbitration as hereinafter provided. Within thirty (30) days after the date of the making of such objection or the expiration of such 30-day period without the making of a determination by the Board of Directors, Newco and NeoMedia shall each appoint an appraiser, and the two appraisers so appointed shall appoint a third appraiser, or failing action within such period by any party or the appraisers, any unappointed appraiser or appraisers shall be appointed by the American Arbitration Association, Boston, Massachusetts, upon application of any party or appraiser. The appraisers shall proceed by majority vote to determine the value of the NeoMedia Held Common Shares so elected to be purchased by Newco as of a convenient date selected by them, and such determination shall be final and binding upon all interested persons. Newco shall promptly furnish to the appraisers such information concerning its financial condition, earnings, capitalization, business prospects and sales of its capital stock as they may reasonably request. The appraisers shall promptly notify in writing Newco and NeoMedia of the appraisers’ final determination of value. Newco and NeoMedia shall each bear the fees and expenses of the appraiser appointed by or for each of them, and the fees and expenses of the third appraiser shall be borne one-half by each of them. Newco may revoke its election to purchase in whole or in part within fifteen (15) days after its receipt of the arbitrators’ final determination of value.

(c)    All NeoMedia Held Common Shares that Newco elects to purchase under this Section 5.4 shall be tendered to Newco (or to one or more substitute purchasers designated by it) at the principal office of Newco at a reasonable date and time specified by Newco (in any event within sixty (60) days after the arbitrators’ final determination of value), by delivery of the certificate or certificates representing such shares, endorsed in blank and in proper form for transfer against payment of the purchase price in cash or by check. In the event NeoMedia shall for any reason fail to tender such certificate or certificates, Newco may, upon delivery to NeoMedia of the full purchase price for the NeoMedia Held Common Shares represented by such certificate or certificates, cancel such certificate or certificates, whereupon NeoMedia shall cease to be the owner of the shares represented by such certificate or certificates for all purposes.

5.5    Legend on Certificates. Each certificate of NeoMedia Held Newco Shares shall bear on its face the following legends (in addition to any other legends customarily appearing on certificates representing shares of Newco capital stock):

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel satisfactory to the corporation to the effect that such registration is not required.”

“The shares represented by this certificate are subject to restrictions on transfer and agreements with respect to repurchase and voting, a copy of which will be furnished by the Company to the holder of this certificate upon written request and without charge.”

SECTION 6.	OTHER AGREEMENTS.

6.1    Public Announcements. Neither of the Parties shall make any press release or other disclosure of this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties, except as may be required by law. To the extent that any such disclosure is required by law, the Party required to make such disclosure shall provide written notice thereof (together with a copy of the disclosure it proposes to make) to the other Party at least twenty-four (24) hours prior to such disclosure, shall permit the other Party to comment upon such proposed disclosure, and shall make any corrections or changes to such disclosure reasonably requested by such other Party provided such corrections or changes are true and accurate and may be made consistent with the disclosing Party’s legal obligations.

6.2    Further Assurances. The Parties shall deliver any and all other instruments or documents required to be delivered pursuant to, or necessary or proper in order to give effect to, the provisions of this Agreement, including, without limitation, all necessary stock powers and such other instruments of transfer as may be necessary or desirable to transfer ownership of Mobot Shares to Newco and to consummate the transactions contemplated by this Agreement.

6.3    Confidentiality.

(a)    NeoMedia agrees and acknowledges that, by reason of NeoMedia’s former ownership of Mobot prior to the date hereof and NeoMedia’s ownership interest in Newco from and after the date hereof, NeoMedia had or will have or may have access to and become informed of confidential and secret information which is a competitive asset of Newco or Mobot (“Newco/Mobot Confidential Information”), including, without limitation, information with respect to technology, lists of customers, financial information and statistics, research data, strategic plans, marketing and operation plans and other trade secrets of Newco and/or Mobot. NeoMedia agrees faithfully to keep in strict confidence, and not, either directly or indirectly, to make known, divulge, reveal, furnish or make available any such Newco/Mobot Confidential Information. Also, NeoMedia shall not itself use or permit any of its Subsidiaries or Affiliates or any third party to use any such Newco/Mobot Confidential Information. NeoMedia acknowledges that all manuals, instruction books, price lists, information and records and other information and aids relating to Newco’s and/or Mobot’s business, and any and all other documents containing Newco/Mobot Confidential Information furnished to or in the possession of NeoMedia by Newco and/or Mobot or otherwise acquired or developed by NeoMedia, shall at all times be the property of Newco and/or Mobot. The obligations of NeoMedia under this Section are in addition to, and not in limitation or preemption of, all other obligations of confidentiality and non-use of information which NeoMedia may have to Newco and/or Mobot under general legal or equitable principles. Notwithstanding the above, however, Newco and/or Mobot acknowledges that NeoMedia may have experience in the general industry in which Newco and/or Mobot operate, and these restrictions are not intended to prevent NeoMedia from using its knowledge of the industry. These restrictions apply to Newco/Mobot Confidential Information which is owned by Newco and/or Mobot, or was learned by NeoMedia as a shareholder of Mobot (prior to the date hereof) or of Newco (from and after the date hereof).

(b)    Newco agrees and acknowledges that, by reason of Mobot’s former ownership by NeoMedia prior to the date hereof, representatives of Mobot who are now associated with Newco had access to and became informed of confidential and secret information which is a competitive asset of NeoMedia (other than confidential and secret information which is a competitive asset of Mobot) (“NeoMedia Confidential Information”), including, without limitation, information with respect to technology, lists of customers, financial information and statistics, research data, strategic plans, marketing and operation plans and other trade secrets of NeoMedia. Newco agrees faithfully to keep in strict confidence, and not, either directly or indirectly, to make known, divulge, reveal, furnish or make available any such NeoMedia Confidential Information. Also, Newco shall not itself use or permit any of its Subsidiaries or Affiliates or any third party to use any such NeoMedia Confidential Information. Newco acknowledges that all manuals, instruction books, price lists, information and records and other information and aids containing NeoMedia Confidential Information furnished to or in the possession of Newco by NeoMedia or otherwise acquired or developed by Newco, shall at all times be the property of NeoMedia. The obligations of Newco under this Section are in addition to, and not in limitation or preemption of, all other obligations of confidentiality and non-use of information which Newco may have to NeoMedia under general legal or equitable principles. Notwithstanding the above, however, NeoMedia acknowledges that Newco may have experience in the general industry in which NeoMedia operates, and these restrictions are not intended to prevent Newco from using its knowledge of the industry.

6.4    Release of Claims By NeoMedia. Except for any obligations arising out of this Agreement, NeoMedia, acting on behalf of itself and all of its Subsidiaries and Affiliates and its and their respective successors, predecessors, assigns, agents, advisors, legal representatives, partners and all persons acting by, through or under it or them, hereby releases Mobot and each of its successors, predecessors, assigns, agents, advisors, officers, directors, employees, legal representatives, partners and all persons acting by, through or under Mobot, from any and all claims, obligations, causes of action, actions, suits, contracts, controversies, agreements, promises, damages, demands, costs, attorneys’ fees and liabilities of any nature whatsoever from the beginning of time up to and including the Closing Date, in law or at equity, whether known now or on the Closing Date, anticipated or unanticipated, suspected or claimed, fixed or contingent, liquidated or unliquidated, arising out of, in connection with or relating to any matter, cause or thing whatsoever. NeoMedia shall not, and shall ensure that its Subsidiaries and Affiliates and any of such persons acting by, through or under it or them shall not, bring any claim in connection with any such matter and NeoMedia shall indemnify and hold harmless Mobot and each of its successors, predecessors, assigns, agents, advisors, officers, directors, employees, legal representatives, partners and all persons acting by, through or under Mobot against any Adverse Consequences in connection with any such claim.

6.5    Nonsolicitation. NeoMedia agrees that, during the period of two (2) years following the date of this Agreement, neither it not any of its Subsidiaries or Affiliates shall, directly or indirectly, employ or solicit or encourage any employee of Newco or Mobot or any of their respective Affiliates to become employed by or associated with NeoMedia or any of its Subsidiaries or Affiliates or any business or entity with which any of them are affiliated as an owner, investor, lender or in any other capacity, or solicit or encourage any such person to terminate his or her employment by Newco or Mobot or any of their respective Affiliates, or interfere in any way with the employment of any such person by Newco or Mobot or any of their respective Affiliates. Similarly, Newco agrees that, during the period of two (2) years following the date of this Agreement, neither it not any of its Subsidiaries or Affiliates shall, directly or indirectly, employ or solicit or encourage any employee of NeoMedia or any of its Affiliates to become employed by or associated with Newco or any of its Subsidiaries or Affiliates or any business or entity with which any of them are affiliated as an owner, investor, lender or in any other capacity, or solicit or encourage any such person to terminate his or her employment by NeoMedia or any of its Affiliates, or interfere in any way with the employment of any such person by NeoMedia or any of its Affiliates.

6.6    Assignment of Rights to Employee Inventions. NeoMedia hereby assigns and transfers to Mobot all rights NeoMedia has or may have in any and all designs, specifications, improvements, inventions, discoveries, works of authorship, formulas, ideas, processes, techniques, know-how and data, whether or not patentable, which were authored, devised, developed, made, conceived, reduced to practice or learned or obtained by the Key Employees, in whole or in part, either alone or jointly with others, during the period from the Base Date until the date hereof, all of which shall be the sole property of Mobot and its assigns, and Mobot and its assigns shall be the sole owner of all patents, copyrights, trade secrets and other rights in connection therewith.

6.7    Joint Venture Transaction. NeoMedia agrees that the proposed joint venture transaction initially contemplated among NeoMedia, Mobot and a third party with respect to the CPG market, which transaction was described in a letter of intent among such parties entered into in March 2006 and was subsequently negotiated by such parties using a proposed name for the joint venture entity of “Ilumena,” is a business opportunity of Mobot and not of NeoMedia. NeoMedia agrees that during the period of two (2) years following the date of this Agreement it will not solicit such third party with respect to any similar transaction and will not interfere in any way with efforts by Mobot to enter into such transaction with such third party.

6.8    Discharge of Purchase Price Guaranty Obligation. Newco hereby fully and completely discharges NeoMedia of all of its Purchase Price Guaranty Obligation to the Former Mobot Shareholders (or to Newco as the assignee of the Former Mobot Shareholders), and Newco, acting on behalf of itself and all of its Subsidiaries and Affiliates and its and their respective successors, predecessors, assigns, agents, advisors, legal representatives, partners and all persons acting by, through or under it or them, hereby releases NeoMedia and each of its successors, predecessors, assigns, agents, advisors, officers, directors, employees, legal representatives, partners and all persons acting by, through or under NeoMedia, from any and all claims, obligations, causes of action, actions, suits, contracts, controversies, agreements, promises, damages, demands, costs, attorneys’ fees and liabilities of any nature whatsoever arising with respect to the Purchase Price Guaranty Obligation.

6.9    Lock-Up of NeoMedia Shares. Newco agrees that during the period of fifteen (15) months following the date hereof, without the prior written consent of NeoMedia, Newco will not sell, assign, transfer or otherwise dispose of any of the NeoMedia Shares (other than a distribution or transfer of NeoMedia Shares to any holder of shares of Newco Special Preference Stock upon liquidation or redemption in accordance with the terms of the Newco Special Preference Stock contained in Newco’s Certificate of Incorporation). Notwithstanding the foregoing, if prior to the conclusion of such fifteen (15) month period NeoMedia either (i) files a voluntary petition under any bankruptcy or insolvency law, or a petition for the appointment of a receiver or makes an assignment for the benefit or creditors, or (ii) is subjected involuntarily to such a petition or assignment or to an attachment or other legal or equitable interest with respect to any NeoMedia Held Newco Shares, and such involuntary petition or assignment or attachment is not discharged within ninety (90) days after its date, or (c) is subject to a transfer of any of such NeoMedia Held Newco Shares by operation of law, then the restrictions contained in this Section 6.9 shall cease to apply as of the date of the occurrence of such event.

6.10    Registration of Transfer of NeoMedia Shares. NeoMedia agrees that it will register on its books the transfer of the NeoMedia Shares from the Former Mobot Shareholders to Newco upon delivery to NeoMedia or its transfer agent of certificates for such NeoMedia Shares duly endorsed in blank or accompanied by duly executed assignment documents, and promptly following delivery of such certificates will issue to Newco a new certificate representing the NeoMedia Shares registered in the name of Newco.

SECTION 7.	DELIVERABLES IN CONNECTION WITH THE CLOSING.

7.1    Cash Payment and Note. Immediately prior to the Closing, NeoMedia shall pay the Cash Payment to Mobot and shall issue the Note to Mobot.

7.2    NeoMedia License Agreement. At the Closing, Mobot and NeoMedia shall enter into a License Agreement substantially in the form of Exhibit D to this Agreement.

7.3    Proxy to Mobot. At the Closing, NeoMedia shall deliver to Newco a proxy executed by NeoMedia with respect to the NeoMedia Held Newco Shares substantially in the form of Exhibit E to this Agreement.

7.4    Resignation of Directors and Officers of Mobot. At the Closing, NeoMedia shall deliver to Newco the resignations, effective as of the Closing, of each director and officer of Mobot. Each such director and officer shall confirm and agree in such resignation that neither he or she nor his or her assigns, legal representatives, or any persons acting by, through or under such director or officer has any claim against Mobot or any of its successors, predecessors, assigns, agents, advisors, officers, directors, employees, legal representatives, partners or any persons acting by, through or under any of them, as of the Closing.

7.5    Release of Employment Agreements. At or prior to the Closing, NeoMedia shall release each of the Key Employees from the terms of any Employment Agreement, Noncompetition, Noninterference and Confidentiality Agreement or other similar agreement executed by such Key Employees in favor of NeoMedia or any of its Subsidiaries or Affiliates.

7.6    Books and Records. Promptly following the Closing, NeoMedia shall deliver to Newco all of the Books and Records of Mobot.

7.7    Third Party Consents. At or prior to the Closing, NeoMedia shall deliver to Newco copies of all authorizations, consents and approvals obtained by NeoMedia from third parties whose authorization, consent or approval is required in connection with the consummation by NeoMedia of the transactions contemplated by this agreement, including without limitation the consent of Cornell Capital Partners, LP, all of which shall be reasonably acceptable to Newco.

SECTION 8.	REMEDIES FOR BREACHES OF THIS AGREEMENT.

8.1    Survival of Representations and Warranties. All of the representations and warranties of NeoMedia in Section 4(d)-(j) and Section 4(l)-(v) above shall survive the Closing hereunder and continue in full force and effect for a period of one (1) year thereafter; provided that if within such one (1) year period NeoMedia shall file a voluntary petition under any bankruptcy or insolvency law, or a petition for the appointment of a receiver or makes an assignment for the benefit or creditors, or shall be subjected involuntarily to such a petition or assignment or to an attachment or other legal or equitable interest with respect to NeoMedia Held Newco Shares, and such involuntary petition or assignment or attachment is not discharged within ninety (90) days after its date, then all such representations and warranties of NeoMedia shall continue in full force and effect until the conclusion of all legal proceedings relating to such petition or assignment or attachment. All of the other representations and warranties of the Parties contained in this Agreement (including the representations and warranties of NeoMedia contained in Section 4(a)-(c) and Section 4(k) above) shall survive the Closing and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

8.2    Indemnification Provisions for Benefit of Newco. In the event NeoMedia breaches (or in the event any third party alleges facts that, if true, would mean NeoMedia has breached) any of its representations, warranties, and covenants contained herein, then NeoMedia agrees to indemnify Newco from and against the entirety of any Adverse Consequences Newco may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Newco may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

8.3    Indemnification Provisions for Benefit of NeoMedia. In the event Newco breaches (or in the event any third party alleges facts that, if true, would mean Newco has breached) any of its representations, warranties, and covenants contained herein, then Newco agrees to indemnify NeoMedia from and against the entirety of any Adverse Consequences NeoMedia may suffer through and after the date of the claim for indemnification (including any Adverse Consequences NeoMedia may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

8.4    Matters Involving Third Parties.

(a)    If any third party shall notify either Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against the other Party (the “Indemnifying Party”) under this Section 8, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(b)    The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c)    So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8.4(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; provided, however, that if the named parties to the action or proceeding include both the Indemnifying Party and the Indemnified Party and the Indemnified Party is advised that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the Indemnified Party may engage separate counsel at the expense of the Indemnifying Party, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

(d)    In the event any of the conditions in Section 8.4(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

8.5    Determination of Adverse Consequences. The Parties shall take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Section 8.

8.6    Limitations. Notwithstanding anything contained in this Agreement to the contrary, the indemnification obligations of the Parties under this Section 8 shall be subject to the limitations described in this Section 8.6.

(a)    Time Limitation. No Party shall have any obligation to indemnify the other Party from and against any Adverse Consequences unless such other Party shall have provided the Party against whom it is seeking indemnification with written notice containing a reasonable description of the claim, action or circumstances giving rise to such Adverse Consequences within the Claim Period.

(b)    Basket. No Party shall have any obligation to indemnify the other Party from and against any Adverse Consequences except to the extent that such other Party has suffered Adverse Consequences in an aggregate amount that exceeds Twenty-Five Thousand Dollars ($25,000); provided that this Section 8.6(b) shall not limit in any respect indemnity claims: (i) based upon fraud or intentional breach or intentional misrepresentation; (ii) arising from a breach by NeoMedia of any covenant contained in this Agreement; (iii) arising from a breach by NeoMedia of any representation or warranty contained in Section 3 hereof; or (iv) related to any Tax or Tax Liability of Mobot for periods prior to the Closing Date.

8.7    Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have with respect to Mobot or the transactions contemplated by this Agreement. NeoMedia hereby agrees that it will not make, and will ensure that no person who served or is serving as an officer, director, employee or agent of NeoMedia will make, any claim for indemnification against Mobot by reason of the fact that it or he or she was a stockholder, director, officer, employee, or agent of Mobot or was serving at the request of Mobot as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by Newco or Mobot against NeoMedia (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

SECTION 9.	TAX MATTERS.

9.1    Taxes of Other Persons. NeoMedia agrees to indemnify Newco from and against the entirety of any Adverse Consequences Newco or Mobot may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of Mobot for Taxes of any Person other than Mobot (a) under Reg. Section 1. 1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

9.2    Returns for Periods Through the Closing Date. Mobot shall file a Federal income Tax Return for 2006 on a stand-alone basis. NeoMedia shall not include Mobot as a member of an Affiliated Group filing a consolidated federal income Tax Return the common parent of which is NeoMedia.

9.3    Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by NeoMedia when due, and NeoMedia will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Newco will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

SECTION 10.	MISCELLANEOUS.

10.1   No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and Mobot and their respective successors and permitted assigns.

10.2   Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

10.3   Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Newco may assign any or all of its rights, interests and obligations hereunder to one or more of its Affiliates or to any successor to all or any substantial part of its assets and business.

10.4   Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

10.5   Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.6   Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to NeoMedia:	NeoMedia Technologies, Inc.
2201 Second Street, Suite 600
Fort Myers, FL 33901
Attn: Charles T. Jensen

Copy to:	Kirkpatrick & Lockhart Nicholson Graham LLP
201 South Biscayne Blvd.
Suite 2000, Miami Center
Miami, FL 33131
Attn: Clayton E. Parker, Esq.

If to Newco:	FMS Group, Inc.
49 Waltham Street
Lexington, MA 02421
Attn: Russell Gocht

Copy to:	Van Wert, Zimmer & Conlin, P.C.
245 Winter Street
Waltham, MA 02451
Attn: Stephen R. Conlin, Esq.

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

10.7   Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Massachusetts.

10.8   Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by NeoMedia and Newco. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.9   Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

10.10   Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. NeoMedia agrees that Mobot has not borne and will not bear any of NeoMedia’s costs and expenses (including any of its legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

10.11   Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

10.12   Incorporation of Exhibits, Annexes, and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

10.13   Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 10.14 below), in addition to any other remedy to which they may be entitled, at law or in equity.

10.14   Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Boston, Massachusetts, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10.6 above. Nothing in this Section 10.14, however, shall affect the right of any Party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

NEOMEDIA TECHNOLOGIES, INC.

By:	/s/ David A. Dodge
Title: Chief Financial Officer

FMS GROUP, INC.

By:	/s/ Russell Gocht
Title: CEO